Exhibit 10.1

HERSHA HOSPITALITY TRUST

Form of Performance Share Award Agreement

THIS AGREEMENT, dated as of the 5th day of August, 2009, between HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust (the “Company”) and _______________ (“Participant”), is made pursuant to the terms of the Company’s 2008 Equity Incentive Plan (the “Plan”).  All terms that are used herein that are defined in the Plan shall have the same meaning given them in the Plan.

1.             Grant of Performance Share Award.  Pursuant to the Plan, on August 5, 2009 (the “Date of Grant”), the Company granted Participant a Performance Share Award with respect to ______ shares of Common Stock, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2.             Earning the Performance Shares.  Participant shall earn the Performance Shares, and become entitled to the issuance of shares of Common Stock in accordance with paragraph 3, to the extent that the following requirements are satisfied.

(a)           Participant shall earn ______ of the Performance Shares if during the Measurement Period the VWAP is at least $3.00 but less than $4.00.  Participant shall earn an additional _____ of the Performance Shares if during the Measurement Period the VWAP is at least $4.00 but less than $5.00.  Participant shall earn an additional _______ of the Performance Shares if during the Measurement Period the VWAP is $5.00 or more.

(b)           If during the Measurement Period the VWAP is at least $3.00, Participant may earn up to an additional ____ of the Performance Shares.  The additional Performance Shares, if any, earned under this paragraph 2(b) shall be determined by the Committee in its discretion following the last day of the Measurement Period.

(c)           Paragraphs 2(a) and 2(b) to the contrary notwithstanding, all of the Performance Shares not previously earned shall be earned on a Control Change Date if Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date and the Control Change Date occurs during the Measurement Period..

(d)           Paragraphs 2(a) and 2(b) to the contrary notwithstanding, all of the Performance Shares not previously earned shall be earned on the date of Participant’s termination of employment with the Company and its Affiliates if (i) Participant’s employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause before the last day of the Measurement Period and (ii) Participant remained in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that Participant’s employment ends as described in the preceding clause (i).

(e)           Any Performance Shares that are not earned on or before the date that Participant’s employment with the Company and its Affiliates ends for any reason shall be forfeited on the date that such employment ends.

3.              Settlement of Performance Shares.  Performance Shares that are earned in accordance with paragraph 2 shall be settled by the issuance of shares of Common Stock to Participant.  The number of shares of Common Stock to be issued to Participant shall equal the number of Performance Shares earned in accordance with paragraph 2.  Shares of Common Stock shall be issued in settlement of earned Performance Shares within ten days after the requirements of paragraph 2 are satisfied, e.g., within ten days after each of the applicable VWAP performance criteria are satisfied, within ten days after the Committee’s determination with respect to Performance Shares earned under paragraph 2(b) and within ten days after a termination of employment described in paragraph 2(c) or a Control Change Date.  Shares of Common Stock issued in settlement of earned Performance Shares shall be vested and nonforfeitable and, subject to the requirements of applicable securities laws, shall be transferable.

4.             Definitions.  For purposes of this Agreement, the following terms shall have the definitions set forth below:

(a)           “VWAP” means the volume weighted average of the Fair Market Value of the Common Stock during a period of twenty consecutive days on which the Common Stock is traded on the principal exchange on which the Common Stock is listed for trading.

(b)           “Measurement Period” means the period beginning on the Date of Grant and ending on August 4, 2010.

(c)           “Cause” has the same meaning as set forth in an employment agreement between Participant and the Company.  If Participant does not have an employment agreement with the Company or if such employment agreement does not define the term “Cause,” then for purposes of this Agreement the term “Cause” means a termination by the Company or an Affiliate of Participant’s employment with the Company and its Affiliates on account of:

(i)  Participant’s conviction of a felony;

(ii)  Participant’s theft, embezzlement, misappropriation of, or, misappropriation of or intentional and malicious infliction of damage to the Company’s or an Affiliate’s property or business opportunity;

(iii)  Participant’s material breach of any agreement between Participant and the Company;

(iv)  Participant’s neglect of Participant’s duties or responsibilities to the Company or an Affiliate or his failure or refusal to follow any written direction of the Board or any duly constituted committee thereof, which failure continues for a period of twenty calendar days after the Company provides Participant written notice thereof; or

(v)  Participant’s abuse of alcohol, drugs or other substances or his engaging in other deviant personal activities in a manner that, in the reasonable judgment of the Board, adversely affects the reputation, goodwill or business position of the Company.

5.             Shareholder Rights.  Participant will have no rights as a shareholder of the Company with respect to the Performance Shares unless and until shares of Common Stock are issued in settlement of earned Performance Shares.

6.             No Right to Continued Employment.  This Agreement does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

7.             Change in Capital Structure.  In accordance with the terms of the Plan, the terms of this Performance Share Award shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

8.             Governing Law.  This Agreement shall be governed by the laws of the State of Maryland (other than any choice-of-law provisions that would require the application of the laws of a State other than the State of Maryland).

9.             Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern.  All reference herein to the Plan shall mean the Plan as in effect on the Award Date.

10.           Participant Bound by Plan.  Participant hereby acknowledges that a copy of the Plan has been made available to Participant and Participant agrees to be bound by all the terms and provisions thereof.

11.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

HERSHA HOSPITALITY TRUST

By
Name:
Title:

PARTICIPANT

Name: